FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C10085-1998
FVAguilar	Filing Number 20255102386
Secretary of State State Of Nevada	Filed On 8/8/2025 1:02:00 PM
	Number of Pages 1

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: DATA443 RISK MITIGATION, INC. Entity or Nevada Business Identification Number (NVID): NV19981215103
2. Document:	Name of document with inaccuracy or defect: Certificate of Change
3. Filing Date:	Filing date of document which correction is being made: 8/4/2025
4. Description:	Description of inaccuracy or defect: Due to scrivener's error, the increase in the number of authorized shares of common stock was stated to be to 1,500,000,000 shares, rather than to 4,443,443,443 shares as was duly approved by the shareholders.
5. Correction:	Correction of inaccuracy or defect: The number of authorized shares of common stock after the change is 4,443,443,443 shares of common stock, $.001 pare value per share.
6. Signature: (Required)	X Jason Remillard **Signature** 08/08/2025 Date

This form must be accompanied by appropriate fees.